UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
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☐	Definitive Proxy Statement
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SPARTA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To All SPARTA Employees:
As previously announced, SPARTA will be holding a Special Stockholders Meeting on Friday, April 11 at 9:00 am in the Rosslyn office, during which our stockholders will vote on whether to adopt the merger agreement between SPARTA and Cobham. By now, you should have received the proxy statement and related proxy card that was mailed to your home. The proxy statement contains very important information regarding the upcoming Special Stockholders Meeting. If you have not received the proxy statement or proxy card, please contact our proxy solicitor, Mackenzie Partners, Inc. at (800) 322-2885.
We encourage all of our stockholders to carefully review the proxy statement and complete, sign and return their proxy card early, in order to ensure that we have sufficient votes to constitute a quorum at the special stockholder meeting. Your vote is very important!
In addition, I am pleased to report that we have prepared several additional documents to help you better understand certain aspects of the proposed merger. On March 24, 2008, we will file with the SEC a set of additional frequently asked questions (FAQ). We will also post the FAQ on SPARTA’s intranet sites, InfoSite and OutfoSite. This week, each employee will receive a statement showing the estimated proceeds from the merger (based upon stock and option holding information as of March 19, 2008). Lastly, on March 24, 2008, we will be filing with the SEC a copy of the Equity Bonus Plan approved by the SPARTA Board of Directors.
All of our SEC filings may be obtained by visiting the SEC EDGAR website, through a standard Internet connection. SPARTA’s filings are listed at the following URL:
http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000875623&owner=include
The FAQ will be listed as Form DEFA14A, and the Equity Bonus Plan as Form 8-K.
Best regards,
David Schreiman
Chief Financial Officer

ADDITIONAL FREQUENTLY ASKED QUESTIONS
March 24, 2008
     The following represents additional frequently asked questions related to the Agreement and Plan of Merger dated January 15, 2008 (the “Merger Agreement”) by and among SPARTA, Inc. (“SPARTA”), Cobham Holdings Inc. (“Cobham”) and Rocob Acquisition Inc. (“Merger Sub”). These questions, and the responses thereto, are qualified in their entirety by reference to the definitive proxy statement dated March 5, 2008 (the “Proxy Statement”).
1.	Please summarize the timing of the payment of the merger consideration and bonuses described in the Proxy Statement.

The timing of the payment of merger consideration depends on the effective date of the merger. Because closing of the merger depends on the satisfactory completion of certain conditions, including, but not limited to, the affirmative vote of holders of the majority of the Company’s common stock at the Special Stockholder Meeting on April 11, 2008, and the receipt of certain government approvals, it is not possible at this time to predict whether or when closing may occur. In addition, should the closing occur, the timing of the payment of a portion of the merger consideration depends upon how quickly a particular stockholder surrenders stock certificates to the designated paying agent.

Accordingly, it is not possible to determine the specific timing of payment of the merger consideration and bonuses described in the Proxy Statement. However, most of the payment events can be expressed relative to the effective date (the closing date) of the merger, as follows:

Merger Consideration for:	Payment Timing
Shares personally held by the stockholder	Shortly after the effective date of the merger, each stockholder will receive a letter of transmittal and instructions for the surrender of stock certificates. The paying agent will promptly pay you your merger consideration after you have surrendered your stock certificates to the paying agent and provided any other information requested by the transmittal letter. For further information, please refer to pages 6 and 25-26 of the Proxy Statement.

Shares held by the SPARTA, Inc. Profit Sharing Plan (the “Retirement Plan”)	Shortly after the effective date of the merger, the Special Trustee of the Retirement Plan will surrender to the paying agent stock certificates held by the Retirement Plan. The paying agent will promptly pay the merger consideration for the surrendered shares to the Retirement Plan trustee and recordkeeper (TruSource). We expect that TruSource will apply the funds to individual participant accounts within a few business days after receipt of the consideration.

Vested stock options	As soon as practicable after the effective date of the merger, Cobham or we (with funds provided by Cobham) will promptly pay consideration due to option holders under the Merger Agreement for stock options that are vested of the effective date of the merger (net of applicable payroll and income taxes). For further information, please refer to pages 22 and 34 of the Proxy Statement.

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Merger Consideration for:	Payment Timing
Unvested stock options	Merger consideration related to “rights” received by option holders in exchange for stock options that are unvested as of the effective date of the merger will vest and be payable in accordance with the vesting schedule of the related unvested stock option. Employees whose employment is terminated, either voluntarily or involuntarily, will not be eligible for payment of unvested rights. For further information, please refer to pages 22, 23 and 35 and Appendix D of the Proxy Statement.

Equity bonus	Under the terms of the Merger Agreement, 1/3 of the equity bonus will be payable 80 days after the effective date of the merger, and 2/3 will be payable 15 months after the effective date of the merger. For further information on the equity bonus, please refer to question #4.

Retention bonus	Under the terms of the Merger Agreement, amounts payable under the retention bonus plan will be payable on the first, second and third anniversaries of the effective date of the merger. Because the retention bonus plan has not yet been finalized, it is unknown at this time what percentage of the total retention bonus will be payable on each such date, or any other terms of the plan.
2.	What are the procedures for redeeming shares of SPARTA common stock? What do I do if I have lost a stock certificate? How will vested stock options be handled? What if I have a stock loan payable to SPARTA?

Please refer to pages 6-7 and 25-26 of the Proxy Statement.

3.	How will the merger proceeds I receive in connection with the merger be taxed?

Please refer to pages 7 and 27-31 of the Proxy Statement.

4.	Why did SPARTA employees not receive stock awards or stock option grants during the first quarter of 2008?

In the past, SPARTA has made certain stock awards during the first quarter of each fiscal year. Historically, we have paid 20% of the annual “end of year” bonus, 50% of the annual discretionary profit sharing contribution, and 100% of the annual discretionary 401(k) matching contribution in shares of SPARTA common stock. We have also historically awarded shares of restricted stock under our Stock Compensation Plan (generally known as the Rabbi Trust plan). In addition, SPARTA has historically granted certain stock options on March 1, including the options we call business stock options (based on contract profits earned during the second half of the preceding year), discretionary performance stock options (for both Operations staff and Corporate Business Office staff), 401(k) matching stock options, and supplemental stock options.

The merger consideration offered by Cobham ($77.60 per share) was calculated based on the number of shares and stock options outstanding as of early January 2008. Because of this, the Merger Agreement generally precludes issuing additional shares of stock or stock options beyond the date of

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the Merger Agreement. Accordingly, we are unable to issue the stock awards or stock option grants that we have traditionally issued.

However, in view of our inability to issue these stock awards and stock options, the Merger Agreement provides for an “equity bonus plan,” whereby an aggregate of up to $15 million will be payable to SPARTA employees. The equity bonus provides a bonus to employees who otherwise would likely have received gains (based on the per share merger consideration of $77.60) on customary stock awards or stock option grants that they typically would have been granted but did not receive due to the merger. For purposes of the equity bonus, SPARTA has tabulated, for each employee, the number of stock options that each would normally have been granted as of March 1, 2008, and the number of shares of common stock that each would normally have been awarded in lieu of cash in conjunction with the 2007 end of year profit sharing and 401(k) contributions, the 2007 end of year bonus, and the February 2008 Rabbi Trust awards. The amount of the equity bonus for each employee consists of the gain (on this tabulated number of shares and options for each employee) based on the excess of the $77.60 per share merger consideration over the formula price of SPARTA common stock as of the normal date for award of those shares or options ($48.77 or $49.77, as applicable). (For further information on the equity bonus, please refer to pages 25 and 35 of the Proxy Statement.)

As noted in question #1, 1/3 of the equity bonus is payable 80 days after the effective date of the merger, and 2/3 of the equity bonus is payable 15 months after the effective date of the merger. Generally, the equity bonus is payable to plan participants only if they are employed by the Company as of the scheduled payment date. However, if an employee is involuntarily terminated by the Company, then any unpaid equity bonus payments will be paid to that employee at the same time as they are paid to other continuing employees. For purposes of the equity bonus plan, involuntary termination means any termination of the participant’s employment with the Company and its subsidiaries (i) by the Company for any reason other than cause or the participant’s death or disability (as defined under the terms of any of the Company’s short-term or long-tern disability plans), or (ii) by the participant within sixty (60) days following a relocation (without the participant’s consent) of the participant’s principal business location by more than twenty-five (25) miles from the participant’s principal business location immediately prior to a change in control after having given the Company at least thirty (30) days notice of the same and a reasonable opportunity to cure during such 30-day notice period. The equity bonus plan will be filed under Form 8-K and you may review it on the SEC’s website at www.sec.gov.

5.	Will we earn business stock options for the period from January 1, 2008 through the effective date of the merger?

No. The merger consideration offered by Cobham ($77.60 per share) was calculated based on the number of shares and stock options outstanding as of early January 2008. Because of this, the Merger Agreement precludes issuing additional stock options beyond the date of the Merger Agreement.

6.	Are we required to disclose in proposals the fact that SPARTA expects to be acquired by Cobham?

There is generally no requirement to disclose the proposed merger in proposals, unless the Request for Proposal specifically requires discussion of foreign ownership, control or influence (“FOCI”) or otherwise raises the question. If the proposal requires discussion of FOCI, or raises other questions regarding the proposed merger, please do not hesitate to contact your Operation Manager or Sector President, who will work with the Corporate Business Office to determine the appropriate response.

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7.	Can we donate shares of appreciated SPARTA common stock to a charitable organization prior to the effective date of the merger?

We believe that stockholders will be able to donate shares of SPARTA common stock to a charitable organization prior to the effective date of the merger, but with the transfer effective only upon its consummation. Because the certificate of incorporation governing our common stock contains certain restrictions regarding transferability of shares, donation of SPARTA common stock to a charitable organization requires the Company’s consent. The existing forms on InfoSite / OutfoSite are not designed to accommodate such donations. We are in the process of revising the consent and release form, and will send an “all hands” message to stockholders as soon as the revised form is posted to InfoSite / OutfoSite.

8.	What happens to vested stock options that are scheduled to expire prior to the effective date of the merger?

The merger agreement does not affect the vesting and expiration of outstanding stock options.

Unvested stock options that have anniversary dates between now and the effective date of the merger will vest, according to their normal vesting schedule (typically 20% on the first anniversary of the grant date, 30% on the second anniversary and 50% on the third anniversary). Vested stock options that are due to expire between now and the effective date of the merger will expire, unless the options are exercised prior to their expiration date. Currently, all outstanding stock options are “in-the-money,” i.e., the current formula stock price exceeds the option exercise price. If you have vested options that are scheduled to expire, and you wish to exercise such options, you may do so through the SPARTA Stock Transaction and Reporting System (STARS). If you have any questions regarding stock option exercises or STARS functionality, please contact StockAdminstrators@sparta.com.

9.	What happens to our existing employee benefit plans, in particular, the annual discretionary profit sharing contribution?

Under the terms of the Merger Agreement, SPARTA will maintain compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to our employees under our current compensation and benefit plans for at least 1 year following the effective date of the merger, provided that such obligation shall not impair the right of SPARTA to terminate the employment of any employee.
* * * * *

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Cautionary Statements Concerning Forward-Looking Information
Certain statements contained in this document regard matters that are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the Securities Act of 1934, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Forward-looking statements can often be identified by their use of words such as “may,” “will,” “expects,” “plans,” “estimates,” “intends,” “believes,” or “anticipates,” and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning anticipated sources of revenue, expected national defense priorities, anticipated levels of government funding, and our estimates, assumptions and judgments. All forward-looking statements involve risks and uncertainties that are difficult to predict. Those risks and uncertainties include, among others, the variability of government funding, changing priorities of Presidential Administrations and/or Congress, changing geopolitical conditions, possible changes in government procurement procedures, the availability of highly skilled and educated employees required by SPARTA, and other matters discussed here and elsewhere in the SEC filings of SPARTA.
Additional factors related to the merger that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against SPARTA and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the HSR, and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; and (6) the amount of the costs, fees, expenses and charges related to the merger.
All forward-looking statements speak only as of the date of this proxy statement, and are based on the information available to us at that time. Such information is subject to change, and we will not necessarily inform you of such changes. The forward-looking statements are not guarantees of future events and, therefore, SPARTA’s performance could differ materially and adversely from those contemplated by any forward-looking statements as a result of various factors, some of which will be discussed in the proxy statement and the other filings that we make from time to time with the Securities and Exchange Commission, which you should carefully review. We undertake no obligation to publicly revise or update any forward-looking statement, whether as a result of new information, future events or otherwise.
Important Additional Information Filed with the SEC
In connection with the proposed Merger, SPARTA has prepared a definitive proxy statement for the stockholders of SPARTA that has been filed with the Securities and Exchange Commission (the “SEC”) and mailed to SPARTA’s stockholders. Before making any voting decision, the SPARTA’s stockholders are urged to read the proxy statement regarding the Merger and the related transactions carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. SPARTA’s stockholders and other interested parties may obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. SPARTA’s stockholders and other interested parties may obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to SPARTA, Inc., 25531 Commercentre Drive, Suite 120, Lake Forest, CA 92630, telephone: (949) 768-8161.
SPARTA and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information about SPARTA’s directors and executive officers and their ownership of SPARTA’s common stock is set forth in the proxy statement for the SPARTA’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. Stockholders and investors may obtain additional information regarding the interests of SPARTA and its directors and executive officers in the Merger, which may be different from those of SPARTA’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which is filed with the SEC.

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